Exhibit 4.2

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

SAFE No. 2023-01

INVIZYNE TECHNOLOGIES, INC.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the investment by ____ (the “Investor”) of $800,000 (the “Purchase Amount”) as of ___, 2023, Invizyne Technologies, Inc., a Nevada corporation (the “Company”), issues to the Investor the right to certain equity securities of the Company, subject to the terms and conditions described below.

The “Pre-Money Valuation Cap” is one-hundred million dollars ($100,000,000.00)

The “Discount Rate” is 80.00%.

See Section 2 for certain additional defined terms.

1. Events

(a) Equity Financing. If there is and upon the first Equity Financing after the making of this SAFE and before the termination of this SAFE, on the initial closing of such Equity Financing, this SAFE will automatically convert into the number of Next Round Equity equal to the Purchase Amount divided by the Conversion Price.

In connection with the automatic conversion of this SAFE into Next Round Equity pursuant to this Section 1(a), the Investor will agree to and execute and deliver to the Company all the transaction documents related to the Equity Financing; provided, that such documents (i) are the same documents to be entered into with the purchasers of Next Round Equity, with appropriate variations to the extent required by this SAFE, and (ii) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations of or by the Investor.

(b) Liquidity Event. If there is a Liquidity Event before the termination of this SAFE, this SAFE will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of the Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the Purchase Amount.

(c) Dissolution Event. If there is a Dissolution Event before the termination of this SAFE, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of the Proceeds equal to the Purchase Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(d) Liquidation and Dissolution Priority. In a Liquidity Event or Dissolution Event, this SAFE is intended to operate like standard non-participating preferred stock. The Investor’s right to receive the Purchase Amount would be:

(i) Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment of money and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into equity of the Company);

(ii) On par with payments for other SAFEs and any preferred stock, and if the applicable Proceeds are insufficient to permit full payments to the Investor and other SAFEs and preferred stock, the applicable Proceeds will be distributed pro rata to the Investor and the other SAFEs and preferred stock together in proportion to the full payments that would otherwise be due; and

(iii) Senior to payments to any of the issued and outstanding common stock, notwithstanding that the Next Round Equity may be for common stock.

(e) Termination. This SAFE will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this SAFE) immediately following the earliest to occur of: (i) the issuance of Next Round Equity to the Investor pursuant to the automatic conversion of this SAFE under Section 1(a); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b) or Section 1(c).

(f) Subsidiary. If the Equity Financing takes place at a subsidiary of the Company, such subsidiary shall be deemed substituted for the Company hereunder, and this SAFE shall convert into the Next Round Equity of such subsidiary on the same terms as the investors, provided that the Next Round Equity for purposes of conversion of this SAFE will be the highest priority securities of the subsidiary being issued in the Next Round Equity.

2. Definitions

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors or managers, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company in one or more related transactions.

“Company Capitalization” is calculated as of immediately prior to the Equity Financing of (i) all the shares of capital stock of the Company (including without limitation, common and preferred stock) issued and outstanding, assuming exercise or conversion, as applicable, of all outstanding vested and unvested options, warrants and other convertible securities, regardless of whether they are in-the-money (if any, other than this SAFE and other SAFEs of the Company that are equal to this SAFE) and (ii) all shares of capital stock of the Company issued or issuable in respect of all then-outstanding Converting Securities, which for the avoidance of doubt includes all the shares of capital stock of the Company that are available for issuance (such as allocated but unissued securities) or reserved for pursuant to any compensation plans, promised securities or other securities not otherwise accounted for in this definition. The calculation of Company Capitalization will be made so as to avoid double counting.

“Conversion Price” means either: (1) the SAFE Price or (2) the Discount Price, whichever calculation results in a greater number of Next Round Equity.

“Converting Securities” includes convertible securities issued or contractually promised to be issued by the Company, including but not limited to: (i) convertible promissory notes and other convertible debt instruments; and (ii) convertible securities that have the right to convert into shares of capital stock of the Company, but excludes this SAFE and other SAFEs of the Company that are equal to this SAFE.

“Direct Listing” means the Company’s initial listing of its equity securities (other than equity securities not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the SEC that registers existing equity securities of the Company for resale, as approved by the Company’s governing body. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering and shall not involve any underwriting services.

“Discount Price” means the price per security of Next Round Equity sold in the Equity Financing multiplied by the Discount Rate.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Next Round Equity for gross proceeds of not less than $5,000,000, excluding the Purchase Amount, any outstanding convertible or non-convertible loans or debt, SAFEs or similar or other instruments of the Company (and affiliates and subsidiaries) converting into the Next Round Equity.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of equity securities pursuant to a registration statement filed under the Securities Act.

“Liquidity Event” means a Change of Control, a Direct Listing or an Initial Public Offering.

“Next Round Equity” means such new or existing class of “preferred” or “common” shares issued to investors in the Equity Financing, it being understood that the Next Round Equity issued upon conversion of this SAFE will have the identical rights, privileges, preferences and restrictions as the capital stock of the Company so issued to such new investors, other than with respect to: (i) any per share liquidation preference and any initial conversion price for purposes of price-based anti-dilution protection, as applicable, will be equal to Conversion Price, and (ii) the basis for any dividend or distribution rights will be based on the Conversion Price. For the avoidance of doubt, the Next Round Equity for purposes of conversion of this SAFE will be the highest priority securities being issued in the Equity Financing

“Proceeds” means cash and other assets (including without limitation equity consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“SAFE” means an instrument containing a future right to Next Round Equity, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this SAFE” mean this specific instrument.

“SAFE Price” means the price per share equal to the Pre-Money Valuation Cap divided by the Company Capitalization.

3. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this SAFE is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company and its shareholders (subject to section 3(d)). This SAFE constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current certificate of incorporation, by-laws and any operating agreement such as shareholder agreements, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt instrument, enforceable agreement or contract to which the Company is a party or by which it or its property is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company and/or its assets, operations, financial condition or prospects.

(c) The performance and consummation of the transactions contemplated by this SAFE do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt, enforceable agreement or contract to which the Company is a party or by which it and/or its assets are/is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business, operations, financial condition or prospects.

(d) No consents or approvals are required in connection with the performance of this SAFE, other than: (i) the Company’s corporate approvals which have been obtained; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Stock issuable pursuant to Section 1.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4. Investor Representations. THE INVESTOR, BY SIGNING THIS SAFE, WILL BE DEEMED TO HAVE MADE ALL REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4 AND UNDERSTANDS THAT SUCH REPRESENTATIONS AND WARRANTIES WILL BE RELIED UPON BY THE COMPANY, AMONG OTHER THINGS, IN COMPLYING WITH ITS OBLIGATIONS UNDER APPLICABLE SECURITIES LAWS.

(a) The Investor has full legal capacity, power and authority to execute and deliver this SAFE and to perform its obligations hereunder. This SAFE constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, or otherwise is a sophisticated investor with sufficient experience to evaluate the entry into this SAFE and bear the economic consequences of holding this SAFE. The Investor has been advised that this SAFE and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor has sought such accounting, legal and tax advise as the Investor considered necessary to make an informed investment decision. The Investor is purchasing this SAFE and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

(c) The Investor acknowledges that: (i) the Investor has been provided with information concerning the Company and its business, operations, financial condition and prospects, and has had an opportunity to ask questions and to obtain the additional information concerning the Company as the Investor deems necessary in connection with the Investor’s taking this SAFE in payment of its service agreement with the Company; (ii) estimates and projections as to future operations involve significant subjective judgment and analysis, which may or may not be correct; (iii) the Company cannot, and does not, make any representation or warranty as to the accuracy of the information concerning the future results of the Company.

(e) The Investor understands that the Company has no obligation or intention to register any of its capital stock or this instrument under any U.S. federal or state securities act or law or the securities act or law of any other jurisdiction.

(f) The Investor understands that:

(i) No federal, state or other governmental agency has passed upon the adequacy or accuracy of any information concerning the Company or made any finding or determination as to the fairness of the investment, or any recommendation or endorsement of this instrument or of any existing capital stock or Next Round Equity as an investment.

(ii) The Investor is not dependent upon a cash return with respect to the Investor’s Purchase Amount.

(g) The Investor has carefully reviewed this SAFE and has relied solely upon this SAFE and independent investigations made by the Investor in making the decision to allocate the Purchase Amount and to execute and deliver this SAFE.

5. Miscellaneous

(a) Any provision of this SAFE may be amended, waived or modified by written consent of the Company and either (i) the Investor or (ii) the majority-in-interest of all then-outstanding SAFEs with the same “Pre-Money Valuation Cap” and “Discount Rate” as this SAFE (and SAFEs lacking one or both of such terms will be considered to be the same with respect to such term(s)), provided that with respect to clause (ii): (A) the Purchase Amount may not be amended, waived or modified in this manner, (B) the consent of the Investor and each holder of such SAFEs must be solicited (even if not obtained), and (C) such amendment, waiver or modification treats all such holders in the same manner. “Majority-in-interest” refers to the holders of the applicable group of SAFEs whose SAFEs have a total Purchase Amount greater than 50% of the total Purchase Amount of all of such applicable group of SAFEs.

(b) Any notice required or permitted by this SAFE will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or five (5) business days (excluding federal holidays, Saturdays and Sundays) after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this SAFE, to vote or be deemed a holder of capital stock of the Company for any purpose other than tax purposes, nor will anything in this SAFE be construed to confer on the Investor, as such, any rights of a Company stockholder or rights to vote for the election of directors or on any matter submitted to Company stockholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1. However, if the Company pays a dividend or distribution on outstanding shares of its common stock (that is not payable in shares of common stock) while this SAFE is outstanding, the Company will pay to the holder of this SAFE an amount in cash of the dividend distribution equivalent to what would have been received if the SAFE had been converted to shares of common stock immediately prior to the declaration of the dividend or distribution (and for the avoidance of doubt, the amount of the dividend or distribution will not affect the amounts of the Discount, Proceeds, Purchase Amount or SAFE Price).

(d) Neither this SAFE nor the rights in this SAFE are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this SAFE and/or its rights may be assigned without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor, or (iii) if the investor is a corporate or partnership entity, to a successor in interest of the majority of the Investor; and provided, further, that the Company may assign this SAFE in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

(e) In the event any one or more of the provisions of this SAFE is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this SAFE operate or would prospectively operate to invalidate this SAFE, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this SAFE and the remaining provisions of this SAFE will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of Texas, without regard to the conflicts of law provisions of such jurisdiction.

(g) The parties acknowledge and agree that for United States federal and state income tax purposes this SAFE is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties agree to treat this SAFE consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements and for financial statement reporting).

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this SAFE to be duly executed and delivered.

INVIZYNE TECHNOLOGIES, INC.

By:
Name:	Mo Hayat
Title:	Chief Executive Officer

Address:	750 Royal Oaks Dr., Suite 106
Monrovia, CA 91016

Telephone:	(310) 308-2705

Email:	mo@invizyne.com

INVESTOR:

By:
Name:
Title:

Address:

Telephone:

Email: